PEC Solutions, Inc. Press Release	Exhibit 99.1

PEC Solutions Reports Second Quarter Sequential Earnings Growth of 33 Percent

Company Also Reports Diluted EPS of 16 Cents

FAIRFAX, Va. (July 22, 2003) — PEC Solutions, Inc. (NASDAQ NM: PECS), a professional technology services firm specializing in high-end eGovernment solutions, today reported second quarter 2003 diluted earnings per share of 16 cents (on 29.5 million shares) for the quarter, compared to 16 cents (on 29.8 million shares) in the comparable quarter a year ago.

Net income was $4.6 million in the second quarter of 2003, representing a 33 percent sequential earnings increase over the first quarter of this year (net income for first quarter 2003 was $3.5 million).  Net income for the comparable quarter a year ago was $4.8 million.  PEC also reported second quarter 2003 revenue of $44.3 million, compared to $42.8 million for the same period in 2002.

Stuart Lloyd, PEC’s Chief Financial Officer, commented, “We have significantly improved our gross margin, operating margin, and net income margin to be consistent with our company’s historical performance.  As a result of this margin improvement, we achieved the high-end of our earnings guidance range.  We have also seen a pickup in contract activity since the end of the quarter.   Revenue is expected to be between $51 and $53 million for the third quarter 2003, with diluted EPS for the quarter expected to be between 18 and 19 cents.  Our guidance for the full year 2003 for revenue remains between $200 and $220 million.  Guidance for EPS increases to between 67 and 81 cents.”

Paul Rice, Chief Operating Officer, commented, “We expect our recent US-VISIT win to provide an important component of PEC’s second-half acceleration.  Based on this award and other emerging business developments, we believe the government marketplace is moving to an active posture for contracting and funding actions out of the FY2003 appropriations.”

Rice also noted several key recent developments:

•                    The company recently announced that the Border and Transportation Security Directorate of the Department of Homeland Security awarded PEC a 5-year, $60 million prime contract to provide program management support for the United States Visitor and Immigrant Status Indicator Technology (US-VISIT) Program. US-VISIT is a program that will enhance the monitoring of millions of visitors with visas who come to the United States annually. PEC, the sole recipient of the award, will provide a wide range of technology management and consulting services under the contract.

•                    The company was awarded a subcontract to provide biometric collection services and systems and other information technology support for the Transportation Security Administration, a component of the newly formed Department of Homeland Security.  Under the prime contractor, CPS Human Resource Services, PEC will engineer and install its biometric solution at various locations nationwide, collecting, forwarding, and managing electronic fingerprints, digital photographs, and other identifying data.

•                    The Company was awarded a subcontract to provide Public Key Infrastructure (PKI) and secure information sharing capabilities for a national law enforcement organization.  PEC will provide architectural planning, design, and systems integration services.  The system will serve as the foundation for the organization's information-sharing and process-improvement initiatives that will result in increased organizational efficiency.

•                  The company was awarded a subcontract order to provide mission applications development and operational support for the Department of Homeland Security’s Bureau of Immigration and Customs Enforcement under the Starlight contract.  As a subcontractor to CSC on the 5-year task order, PEC will perform systems development and support activities for a number of immigration applications.

•                    The company received an award from the Administrative Office of the United States Courts to continue assisting in the development and implementation of its new case management and electronic case filing systems.  The award is the fourth option year of a 5-year task order and is in the amount of $5 million. PEC will support the Courts’ implementation, developing, testing and program management functions from judiciary facilities in Washington, DC and San Antonio, Texas.  The systems permit courts, the bar, and the public to take advantage of new, secure electronic filing capabilities using the Internet.

About PEC

PEC Solutions is a professional services firm that helps government clients harness the power of the Internet and other advanced technologies to improve mission performance. The company specializes in Web-Enabling Government® by providing secure, interoperable technology solutions for clients in law enforcement, intelligence, defense, and civilian agencies within the Federal Government and at State and local levels. PEC Solutions is based in Fairfax County, Virginia, with offices around the United States. Visit the company on the Web at www.pec.com.

For more information, contact John McNeilly, PEC Solutions’ Manager of Media and Investor Relations, at 703-679-4900.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. PEC Solutions assumes no obligation to update the information contained in this press release. PEC Solutions’ future results may be affected by its ability to continue to implement its eGovernment solutions, its dependence on the federal government and other federal government contractors as its major customers, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire.

PEC SOLUTIONS, INC

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN THOUSANDS)

	AS OF JUNE 30, 2003	AS OF DEC. 31, 2002
	(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$36,343	$21,176
Short-term investments	30,054	35,551
Accounts receivable, net	46,644	52,974
Other current assets	3,130	3,452
Total current assets	116,171	113,153

Property and equipment, net	27,413	27,967
Investments	32,299	26,790
Goodwill	16,932	16,932
Intangibles, net	3,275	3,700
Other assets	4,061	3,749
Total assets	$200,151	$192,291

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$6,608	$8,415
Advance payments on contracts	598	1,070
Retirement plan contribution payable	1,112	—
Accrued payroll	4,124	6,836
Accrued vacation	3,266	2,562
Other current liabilities	843	935
Total current liabilities	16,551	19,818

Long-term liabilities:
Supplemental retirement program liability	1,275	966
Deferred rent payable	1,578	1,341
Long-term lease obligation	22,950	22,822
Total long-term liabilities	25,803	25,129
Total liabilities	42,354	44,947

Commitments and contingencies

Stockholders’ equity:
Undesignated capital stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 27,132,673 and 26,292,064 shares issued and outstanding, respectively	271	268
Additional paid-in capital	93,637	91,071
Retained earnings	64,034	56,046
Accumulated other comprehensive loss	(145)	(41)
Total stockholders’ equity	157,797	147,344
Total liabilities and stockholders’ equity	$200,151	$192,291

PEC SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30, 2003	JUNE 30, 2002	JUNE 30, 2003	JUNE 30, 2002
	(UNAUDITED)
Revenues	$44,265	$42,761	$87,731	$80,992
Operating costs and expenses:
Direct costs	25,711	25,511	52,682	48,430
General and administrative expenses	9,074	8,090	18,233	15,521
Sales and marketing expenses	1,635	1,462	3,082	3,041
Goodwill and intangible amortization	212	213	425	381
Total operating costs and expenses	36,632	35,276	74,422	67,373
Operating income	7,633	7,485	13,309	13,619
Investments and other income	540	469	1,177	973
Interest expense	(662)	(5)	(1,322)	(6)
Income before income taxes	7,511	7,949	13,164	14,586
Provision for income taxes	2,873	3,104	5,035	5,696
Net income	$4,638	$4,845	$8,129	$8,890
Earnings per share:
Basic	$0.17	$0.18	$0.30	$0.34
Diluted	$0.16	$0.16	$0.27	$0.30
Weighted average shares used in computing earnings per share:
Basic	27,047	26,261	26,991	26,214
Diluted	29,491	29,787	29,720	29,847

PEC SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)

	SIX MONTHS ENDING
	JUNE 30, 2003	JUNE 30, 2002
	(UNAUDITED)
Cash flows from operating activities:
Net income	$8,129	$8,890
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,441	643
Amortization of intangibles	425	381
Amortization of bond premium and discounts, net	52	65
Deferred rent	237	195
Deferred income taxes	(310)	(241)
(Gain) loss from investment in building	(471)	49
Non-cash charge related to building	128	—
Changes in operating assets and liabilities:
Accounts receivable, net	6,329	(6,472)
Other current assets	531	1,062
Other assets	(184)	72
Accounts payable and accrued expenses	(1,807)	2,853
Advance payments on contracts	(472)	(78)
Retirement plan contribution payable	1,112	1,141
Accrued payroll	(2,712)	(2,957)
Accrued vacation	704	803
Other current liabilities	42	(1,158)
Supplemental retirement program liability	308	41
Net cash provided by operating activities	13,482	5,289
Cash flows from investing activities:
Purchases of property and equipment	(722)	(908)
Purchases of short-term investments	(21,818)	(61,234)
Proceeds from sale of short-term investments	27,160	72,566
Purchase of assets	—	(5,852)
Capitalized software	(193)	(14)
Purchases of long-term investments	(7,079)	(13,743)
Proceeds from sale of long-term investments	1,628	6,306
Distributions from building investment	413	—
Net cash used by investing activities	(611)	(2,879)
Cash flows from financing activities:
Proceeds from issuance of common stock	2,296	1,415
Payments on capital lease obligations	—	(21)
Net cash provided by financing activities	2,296	1,394
Net increase in cash	15,167	3,804
Cash and cash equivalents at beginning of period	21,176	30,436
Cash and cash equivalents at end of period	$36,343	$34,240
Income taxes paid	$3,059	$4,678
Interest paid	$1,322	$6
Non-cash transactions:
Common stock repurchased and retired in exchange for shares in cashless exercise of stock options	$197	$175